UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2010

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In connection with the financing for the previously announced acquisition of Psychiatric Solutions, Inc., Universal Health Services, Inc., (the “Company”), is disclosing the capitalization table and unaudited pro forma condensed combined financial information included as Exhibit 99.1. This information has been provided to certain potential financing sources.

The Company has also provided the following information to the prospective financing sources.

Our patient revenues and payor mix in the second quarter of 2010 were adversely affected by economic conditions, particularly in certain markets, such as Nevada, Texas and California, where a significant portion of our revenues are concentrated and unemployment rates remain high. In our acute care business, we experienced net revenue pressures caused primarily by declining commercial payor utilization and an increase in the number of uninsured and underinsured patients treated at our facilities. We can provide no assurance that these trends will not continue. During the first two months of the third quarter, revenues and payor mix in our acute care facilities have been volatile and are unfavorable compared to the comparable prior year period making it difficult to predict the results for the full quarter, the remainder of 2010 and thereafter.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The exhibits filed as part of this Current Report on Form 8-K are listed in the Exhibit Index which is located at the end of this Current Report on Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/S/ ALAN B. MILLER
Name:	Alan B. Miller
Title:	Chairman of the Board and
Chief Executive Officer

By:	/S/ STEVE FILTON
Name:	Steve Filton
Title:	Senior Vice President and
Chief Financial Officer

Date: September 14, 2010

Exhibit Index

Exhibit No.	Exhibit

99.1	Capitalization table and unaudited pro forma condensed combined financial information provided to certain Prospective Investors.